Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANK ANNOUNCES ACQUISITION of CENTRAL BANK of GEORGIA

February 24, 2012

AMERIS BANK (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today a definitive agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits and certain assets of Central Bank of Georgia, a full-service bank with five locations located in Ellaville, Buena Vista, Cusseta, Butler, and Macon, Georgia. The Georgia Department of Banking & Finance declared Central Bank of Georgia, headquartered in Ellaville, closed today and appointed the FDIC as receiver. The FDIC entered into a loss-share transaction and sold the assets and deposit liabilities of Central Bank of Georgia to Ameris Bank.

All of the branches of Central Bank of Georgia will reopen as branches of Ameris Bank at their next regularly scheduled time on either Saturday, February 25, 2012 or Monday, February 27, 2012. All depositors will automatically become depositors of Ameris Bank, and all deposits will continue to be insured by the FDIC up to the legal limit. With these acquisitions, Ameris Bank will now operate 67 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., CEO commented, “We appreciate the opportunity to welcome customers and employees of Central Bank of Georgia to the Ameris Bank family. Customers can be confident that their deposits are safe and readily accessible. While our Company recently celebrated our 40th anniversary, we are proud that some of our banking offices have served the financial needs of their communities for over 100 years. Gaining new locations that will further complement our existing footprint is an energizing direction for our Company.”

As a result of the Central Bank of Georgia acquisition, Ameris Bank will assume approximately $256 million in total deposits and $194 million in total loans. Substantially all of the loans and all of the OREO purchased from the FDIC are covered under loss-sharing agreements that afford the Company significant protection from losses.

Ameris Bank is a wholly-owned subsidiary of Ameris Bancorp, headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”,

“anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.